PRESS RELEASE

INNOSPEC EXPANDS CREDIT FACILITY TO USD 200 MILLION

Welcomes U.S. Bancorp (“U.S. Bank”) to Core Banking Group

Englewood, Co. July 31, 2014 Innospec Inc. (NASDAQ: IOSP) today announced that it has added a new bank to its existing credit facilities agreement and increased its borrowing capacity under the facilities to USD 200 million.

U.S. Bank has joined the existing banking group supporting Innospec, and is providing an additional USD 20 million of facilities. The Royal Bank of Scotland plc., Yorkshire Bank, Lloyds Bank Commercial Banking, Barclays Bank, Wells Fargo and Credit Suisse remain with their same original commitments. In total, the facilities now consist of a USD 200 million revolving credit facility with an unchanged final maturity date of December 2016. As of March 31, 2014, Innospec’s borrowings outstanding under the agreement totaled USD 134.0 million. Including cash and cash equivalents, the company’s overall net debt was USD 43.7 million.

“This is another positive step in the development of Innospec,” said Patrick S. Williams, President and Chief Executive Officer. “The expansion of our banking relationships and increased borrowing capacity enhances our flexibility to fund organic growth as well as future strategic acquisitions in our chosen markets. U.S. Bank is well known to us and we are delighted to welcome them into our core banking group.”

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1100 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. This business also contains Oilfield Specialties which provides specialty chemicals for oil and gas drilling and production operations. Innospec's Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Polymers; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

. Contacts:

Brian Watt
Innospec Inc.
00 44-151-356-6241
Brian.Watt@innospecinc.com

Robert D. Ferris
RF|Binder Partners
00 1-212-994-7505
Robert.Ferris@RFBinder.com

Dan Scorpio
RF|Binder Partners
00 1-212-994-7609
Dan.Scorpio@RFBinder.com